Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 33-45694, 33-27737, 333-44979, 333-44983, 333-05811, 333-101725, 333-101729, 333-110141, and 333-134043 of Scientific Games Corporation (the “Company”) on Form S-8 and Registration Statement Nos. 333-74590, 333-110477, 333-112452 and 333-124107 of the Company on Form S-3 of our report dated June 27, 2006, relating to the consolidated financial statements of Neomi Associates Inc appearing in the Current Report on Form 8-K/A filed on July 3, 2006.

EC BROWN & BATTS
London, England
July 3, 2006